Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-172933, 333-52032, 333-127922, 333-157591, 333-157593 and 333-116102 on Form S-8 and Registration Statement Nos. 333-165924 and 333-136014 on Form S-3 of our report dated November 10, 2010 (November 3, 2011 as to Note 11), relating to the consolidated financial statements of The Greenbrier Companies, Inc. as of August 31, 2010 and for each of the two years in the period ended August 31, 2010, appearing in this Annual Report on Form 10-K of The Greenbrier Companies, Inc. for the year ended August 31, 2011.

/s/ Deloitte & Touche LLP

Portland, Oregon

November 3, 2011